Exhibit 99.1

XOMA 052 Phase 2b Top Line Results: Glucose Control Not Demonstrated, Positive Anti-inflammatory Effect, Cardiovascular Biomarker and Lipid Improvement and Safety Confirmed

Conference Call and Webcast Today at 5:00 P.M. ET (2:00 P.M. PT)

BERKELEY, Calif., March 22, 2011 (GLOBE NEWSWIRE) -- XOMA Ltd. (Nasdaq:XOMA), a leader in the discovery and development of therapeutic antibodies, today announced that its Phase 2b trial of XOMA 052 in Type 2 diabetes patients did not achieve the primary endpoint of reduction in glycosylated hemoglobin, or HbA1c, after six monthly treatments with XOMA 052 compared to placebo. Biological activity of XOMA 052 supporting its potential in cardiovascular disease was observed with highly significant (p <  or = 0.0005) decreases in C-reactive protein, or CRP, a biomarker for the risk of heart attack, stroke and other cardiovascular diseases, in all dose groups versus placebo. In addition, statistically significant (p<0.05) improvements in high-density lipoprotein, or “good” cholesterol were observed in two of four XOMA 052 dose groups versus placebo. XOMA 052 was well-tolerated in this trial, with no serious drug-related adverse events and a safety profile consistent with previous trials. XOMA is developing XOMA 052 in collaboration with Servier.

“While this trial did not demonstrate glycemic improvement, the potent anti-inflammatory effects and continued positive safety profile reinforce our Phase 3 development program for Behcet’s uveitis, which we anticipate starting this year pending completion of regulatory agency discussions. We are also encouraged by the improvements in C-reactive protein and ‘good’ cholesterol, which support the further evaluation of XOMA 052 in cardiovascular disease and other inflammatory indications,” said Steven B. Engle, XOMA’s Chairman and Chief Executive Officer.

“Pending completion of the ongoing Phase 2a trial and analyses of both studies, we will be working with XOMA to determine the next steps in the XOMA 052 diabetes program. In parallel, we anticipate initiating the Phase 3 program in Behcet’s uveitis this year. We also expect to take XOMA 052 into clinical development in cardiovascular disease in 2012,” said Isabelle Tupinon-Mathieu, M.D., Head of Therapeutic Research and Development, Servier.

Phase 2b Trial Top Line Results

The randomized, placebo-controlled dose-ranging Phase 2b trial enrolled 421 patients at multiple sites in the United States during 2010. Eligible patients had Type 2 diabetes and were receiving metformin monotherapy, the standard of care for initial treatment of diabetes. Patients were randomized to receive one of four XOMA 052 doses or placebo monthly over six months via subcutaneous administration. The primary endpoint of the study was the change in HbA1c levels from baseline compared to placebo at six months.

Baseline characteristics were similar between the XOMA 052 and placebo groups. At study entry, the mean CRP was 4.8 mg/L and 4.2 mg/L in the XOMA 052 and placebo groups, respectively.

Mean HbA1c was 7.8% for the XOMA 052-treated patients and 7.7% for placebo-treated patients. Mean duration of Type 2 diabetes was approximately six years in both groups.

At six months, all XOMA 052 doses had reductions in CRP, with adjusted mean percent changes from baseline that were highly significant compared to placebo with p-values (adjusted for multiple comparisons) at 0.0005 or less. Consistent with prior XOMA 052 studies, the median reductions in this trial were 33% to 54% in the four dose groups, compared with zero reduction for placebo.

In addition, despite the fact that more than half of the patients were receiving lipid-lowering medication, XOMA 052-treated patients demonstrated statistically significant increases in high-density lipoprotein, or “good” cholesterol, in two of the four XOMA 052 dose groups versus placebo (p<0.05).

The safety and tolerability profile in this population was consistent with previous XOMA 052 clinical trials, and there were no serious drug-related adverse events. The most common adverse events were upper respiratory infections with no differences between XOMA 052 and placebo groups. There were no reported opportunistic infections.

About the XOMA — Servier Collaboration for XOMA 052

In January 2011, XOMA and Servier announced an agreement to jointly develop and commercialize XOMA 052.  Under this agreement, XOMA retains valuable commercial rights and options in the U.S. and Japan for multiple indications including Behcet’s uveitis and other inflammatory and oncology indications. Servier has worldwide rights to XOMA 052 for diabetes and cardiovascular disease indications and rights outside the U.S. and Japan for other indications. Servier will provide 100% of the first $50 million and 50% of further development expenses for the Behcet’s uveitis indication and will fund development in cardiovascular disease and diabetes. XOMA is responsible for XOMA 052 manufacturing throughout clinical development and launch and anticipates being a long-term manufacturer.

XOMA received approximately $35 million upfront from Servier in a combination of a cash payment and a loan and is eligible to receive up to approximately $470 million in milestone payments and tiered royalties up to a mid-teens percentage rate.

About XOMA 052 and Interleukin-1 Inhibition

XOMA 052 is a potent monoclonal antibody with the potential to improve the treatment of patients with a wide variety of inflammatory diseases and other diseases including cancer. XOMA 052 binds strongly to interleukin-1 beta (IL-1 beta), a pro-inflammatory cytokine involved in Behcet’s uveitis, diabetes, cardiovascular disease, rheumatoid arthritis, gout, and other auto-inflammatory diseases. The IL-1 pathway is a well-validated therapeutic target, with three marketed IL-1 inhibitors that have been used by more than 200,000 patients overall. By binding to IL-1 beta, XOMA 052 inhibits the activation of the IL-1 receptor, thereby modulating the cellular signaling events that produce inflammation.

To date, nearly 600 patients have been enrolled in XOMA 052 clinical trials in which XOMA 052 was shown to be well-tolerated, demonstrated evidence of biological activity and had a half-life that may provide convenient dosing of once per month or less frequently. The potential for XOMA 052 has also been demonstrated in in vivo models of beta cell sparing and cardiovascular disease and in an in vitro model using human myeloma or plasma cell cancer cells.

XOMA has completed a successful proof-of-concept Phase 2 trial of XOMA 052 in patients with Behcet’s uveitis. As previously reported, all seven patients displayed rapid reduction of intraocular inflammation and improvement in visual acuity or other ophthalmic measures after a single treatment with XOMA 052 and following discontinuation of immunosuppressive drugs such as cyclosporine and/or azathioprine. Follow-up results demonstrated that each of the five patients re-treated with XOMA 052 due to a recurring uveitis exacerbation responded again to XOMA 052 treatment and maintained their response for several months. The drug was well-tolerated, and no drug-related adverse events were reported.

Conference Call and Webcast

XOMA will host a conference call and webcast at 5:00 p.m. ET (2:00 p.m. PT) today.   The webcast can be accessed via the Investors section of XOMA’s website at http://investors.xoma.com/events.cfm and will be available for replay until close of business on April 29, 2011. Telephone numbers for the live audiocast are 877-369-6589 (U.S./Canada) and 408-337-0122 (international). A telephonic replay will be available beginning approximately two hours after the conclusion of the call until close of business on March 29, 2011. Telephone numbers for the replay are 800-642-1687 (U.S./Canada) and 706-645-9291 (international), passcode 54438640.

About XOMA

XOMA is a leader in the discovery and development of novel antibody therapeutics. The company’s proprietary product pipeline includes:

XOMA 052, a potentially best-in-class antibody that binds to the inflammatory cytokine interleukin-1 beta, or IL-1 beta. XOMA 052 is entering Phase 3 clinical development in Behcet’s uveitis, for which it has been designated an orphan drug, and is in Phase 2 clinical development for diabetes with cardiovascular disease biomarkers. Servier is XOMA’s development and commercialization partner for XOMA 052.

XOMA 3AB, a novel combination of three antibodies in one product under development to prevent and treat botulism poisoning caused by exposure to botulinum neurotoxin Type A, among the most deadly bioterror threats. XOMA 3AB is under development through funding provided by the National Institute of Allergy and Infectious Diseases of the National Institutes of Health (Contract # HHSN266200600008C).

A preclinical pipeline with candidates in development for autoimmune, cardio-metabolic, inflammatory and oncologic diseases.

XOMA has a premier antibody discovery and development platform that incorporates an unmatched collection of antibody phage display libraries and proprietary expression and manufacturing technologies that it uses for its own pipeline and in collaborations with pharmaceutical and biotechnology companies. XOMA technologies have contributed to the success of marketed antibody products including LUCENTIS® for wet age-related macular degeneration and CIMZIA® for rheumatoid arthritis and Crohn’s disease. XOMA’s fully integrated product development infrastructure extends from preclinical science to approval and is located in Berkeley, California. For more information, please visit www.xoma.com.

The XOMA Ltd. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5960

About Servier

Servier is a leading independent French pharmaceutical company, established in 1954 by its founder, Dr. Jacques Servier. The group is established in 140 countries; sales turnover in 2010 was EUR3.7 billion. More than 25% of Servier’s turnover is invested in research and development, and the company maintains 19 International Centers of Therapeutic Research. Servier’s principal therapeutic research orientations are cardiovascular diseases, diabetes, neuropsychiatric disorders, cancer and osteoarticular diseases. Servier has an extensive history of more than 150 successful partnerships for product discovery, development, regulatory approval and availability for patients. More information is available at: www.servier.com/.

Forward-Looking Statements

Certain statements contained herein concerning clinical trial results, our intention to address multiple indications with single products, the timing of initiation of clinical trials and the receipt of milestones and royalties or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market.

Among other things, results of early-stage clinical trials may not be supported by later findings, larger trials and/or other actions required for regulatory approval may not be economically feasible, and results of clinical trials may in any event not be consistent with preclinical or interim results; our ability to address multiple indications with single products will depend on whether these products have characteristics necessary to address more than one indication and whether we can determine this at an appropriate stage of development; the timing of initiation of clinical trials may be delayed or may never occur as a result of actions or inaction by our present or future collaboration partners, complications in the design, implementation or third-party approval of clinical trials or unanticipated safety issues; the receipt of milestones payments is contingent on the related development or sales milestone events being achieved; and receipt of royalties is contingent on marketing approval and successful commercial launch, and the percentage of such royalties will vary depending on the level of sales of the product.

These and other risks, including the generally unstable nature of current economic and financial market conditions; the results of discovery research and preclinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); changes in the status of existing collaborative and licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations and their discretion in decision-making; XOMA’s ability to meet the demands of the United States government agency with which it has entered into its government contracts; competition; market demand for products; scale-up, manufacturing and marketing capabilities; availability of additional licensing or collaboration opportunities; international operations; share price volatility; XOMA’s financing needs and opportunities; uncertainties regarding the status of biotechnology patents; uncertainties as to the costs of protecting intellectual property; and risks associated with XOMA’s status as a Bermuda company, are described in more detail in XOMA’s most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA’s prospects.

CONTACT: XOMA Ltd.

Company and Investor Contact:
Carol DeGuzman
510-204-7270
deguzman@xoma.com

Canale Communications
Media Contact:
Carolyn Hawley
619-849-5375
carolyn@canalecomm.com